Exhibit 99.1

MULTIMEDIA GAMES HOLDING COMPANY, INC.	PRESS RELEASE
For more information contact:
Adam Chibib	Joseph N. Jaffoni
Chief Financial Officer	Richard Land
Multimedia Games Holding Company, Inc.	Jaffoni & Collins Incorporated
512-334-7500	212-835-8500 or mgam@jcir.com

MULTIMEDIA GAMES SECURES LONG-TERM CONTRACT EXTENSIONS
FOR UNIT PLACEMENTS AT CHICKASAW NATION’S TWO LARGEST FACILITIES

AUSTIN, Texas, January 18, 2012 — Multimedia Games, Inc., a subsidiary of Multimedia Games Holding Company, Inc. (Nasdaq: MGAM) (collectively, “Multimedia Games” or the “Company”), announced today that it has extended 1,709 unit placements, or 85% of 2,009 units currently installed on a revenue sharing basis at WinStar World Casino and Riverwind Casino operated by the Chickasaw Nation in Oklahoma, for an additional 3.5 years subsequent to the respective future end dates of the original unit placement agreements which occur in the second half of Fiscal 2013.  The remaining 300 units will be removed over a two-year period beginning in the Company’s Fiscal 2014 third quarter (which begins April 2014).

Multimedia Games also extended 70 units, of a total of 115 units currently installed at the Chickasaw Nation’s Black Gold Casino, for an additional 3.5 years.  In consideration of the long-term unit placement extensions, Multimedia Games will pay total unit placement fees of $13.2 million to the Chickasaw Nation in the current quarter.  The Company also agreed to reduce its revenue share percentage on approximately 1,000 units at WinStar World Casino with two annual pricing adjustments on July 16, 2013 and August 1, 2014, bringing the revenue share percentage on these units in line with the Company’s other units deployed within the Nation’s gaming facilities.

In addition to the above noted unit placements, Multimedia Games has approximately 3,076 units currently installed pursuant to placement agreements at Chickasaw Nation facilities and approximately 300 additional units installed at these facilities.  The following table details the current and expected future Chickasaw Nation facility unit placements (subject to existing performance clauses and requirements and other factors that may affect installed units) at fiscal year-end periods through Multimedia Games’ fiscal 2015:

	Current	at 9/30/2012	at 9/30/2013	at 9/30/2014	at 9/30/2015
Total units (approximate)	5,200	5,100	4,900	4,700	4,600
% of total current units (approximate)	100%	98%	94%	90%	88%

Patrick Ramsey, President and Chief Executive Officer of Multimedia Games, commented, “With approximately 90% of our current units at Chickasaw Nation facilities expected to remain installed through at least September 2015, we believe we have significantly strengthened the Company’s long-term strategic alliance with our largest customer.  These extensions are consistent with our plans to continue to grow revenues and reinvest in our proprietary games and technology development.  We appreciate this relationship and the confidence the Chickasaw Nation has in Multimedia Games as a long-term supplier of high-performing gaming products at their facilities.”

Juan Rico, Chief Gaming Officer for the Commerce Division of the Chickasaw Nation, commented, “The positive organizational, strategic and game development changes that have taken place at Multimedia Games over the last several years have strengthened their product portfolio and our long-term partnership.  We look forward to our continued relationship with Multimedia Games as a key supplier of products to the Commerce Division of the Chickasaw Nation.”

Multimedia Games, 1/18/12	page 2

About Multimedia Games Holding Company, Inc.
Through its wholly owned subsidiaries, Multimedia Games Holding Company, Inc. (“Multimedia Games”) develops and distributes gaming technology.  The company is a creator and supplier of comprehensive systems, content and electronic gaming units for Native American gaming markets, as well as for commercial casinos and charity and international bingo markets.  Revenue is primarily derived from gaming units in operation domestically and internationally installed on revenue-sharing arrangements.  Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York.  The company is focused on pursuing market expansion and new product development for Class II, Class III and VLT markets.  Additional information may be found at www.multimediagames.com.

Cautionary Language
This press release contains forward-looking statements based on Multimedia Games' current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words "believe", "will", "expect", "continue", "intend", "plan", "seek", "estimate", project", "may", or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its products, plans, and markets are intended to identify such forward-looking statements.  All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games' performance to differ materially from those expressed or implied by such forward looking statements.  These risks and uncertainties include, but are not limited to, the ability of Multimedia Games to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, or have its games approved by relevant jurisdictions.  Other important risks and uncertainties that may affect the Company's business are detailed from time to time in the "Certain Risks" and "Risk Factors" sections of Multimedia Games' Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and elsewhere in Multimedia Games' filings with the Securities and Exchange Commission.  All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized.  Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release.  Multimedia Games expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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